NEWS RELEASE

Exhibit 99.1
Vanguard Natural Resources to Acquire Natural Gas and Liquids Properties in the Arkoma Basin

Houston – June 4, 2012 - (Business Wire) – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “the Company”) today announced it has entered into a definitive agreement to acquire natural gas and liquids assets in the Woodford Shale and Fayetteville Shale of the Arkoma Basin for a purchase price of $445 million from Antero Resources. The effective date of the acquisition is April 1, 2012 and the Company anticipates closing this acquisition on or before June 29, 2012.

Scott W. Smith, President and Chief Executive Officer, commented, “As we stated on our last conference call, we believe it’s a great time to purchase natural gas assets and we believe this transaction will prove to be an excellent addition to our portfolio. This acquisition is primarily natural gas with some associated liquids and has an existing hedge book that will allow us to achieve above market pricing for the next several years.  With this acquisition, we have established a new operating area which we believe has potential for future growth through other acquisitions as well as development drilling as natural gas prices improve.”

Significant benefits expected from the acquisition:

•	Immediately accretive to distributable cash flow;

•	Proved reserves of approximately 420 Bcfe (58% proved developed and 82% natural gas);

•	Reserve to production ratio of approximately 15 years;

•	Current net production of approximately 76 MMcfe/d (91% natural gas) from 833 gross wells (134 producing wells to be operated by Vanguard in the Woodford Shale);

•	Approximately 66,000 net acres in the Woodford Shale play and 5,300 net acres in the Fayetteville Shale play;

•
Approximately 180 proved drilling locations with an average 22.5% working interest that are expected to generate superior returns even in a low gas price environment. We have also identified an additional 1,100 future proved drilling locations on acreage that is held by production that can be developed should natural gas prices return to the $4-$5 range; and

•
Existing natural gas hedge book valued at approximately $100 million which at closing we intend to restructure to cover 100% of expected proved production through 2017 at prices significantly higher than current market.

The Company intends to fund this acquisition with borrowings under its existing reserve-based credit facility. Vanguard has requested that the banks perform an interim borrowing base redetermination to include the properties from this acquisition and anticipate an increase of approximately $300 million to the current borrowing base to take into account the additional value of the assets being acquired. Pro forma for the borrowing base increase, the Company expects to have liquidity in excess of $200 million after closing.

Updated 2012 production and financial results guidance will be included in the second quarter results press release which is expected to be issued on August 2, 2012.

Conference Call

Management will host a conference call to discuss this transaction on June 6, 2012 at 11:00 a.m. Eastern Time (10:00 a.m. Central). Prior to the conference call, a brief slide presentation related to the acquisition will be made available on the Company's website at http://www.vnrllc.com.

To access the call, please dial (877) 941-6009 or (480) 629-9819 for international callers and ask for the “Vanguard Natural Resources Conference Call.” The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until July 6, 2012 and may be accessed by calling (800) 406-7325 and using the pass code 4544560#. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at lgodfrey@vnrllc.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin, South Texas, Mississippi, Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana and the Arkoma Basin in Arkansas and Oklahoma. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey/Erin Weisheit, 832-327-2234
investorrelations@vnrllc.com